ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) made as of October 25, 2006 by and among, EVER LEADER HOLDINGS LIMITED, a company incorporated under the laws of Hong Kong (“Ever Leader”), APPLIED SPECTRUM TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and KEATING SECURITIES, LLC, a Delaware limited liability company (the “Investor Agent”), whose addresses and other information appear on the Information Sheet (as defined herein) attached to this Agreement, and STEELE STREET STATE BANK, 55 Adams Street, Denver, Colorado 80206 (the “Escrow Agent”).

WITNESSETH:

WHEREAS:

A. On September 7, 2006, Applied Spectrum entered into a definitive share exchange agreement whereby it will acquire all of the shares and equity ownership of the Company from the Company's shareholders in exchange for common stock, $0.001 par value (the "Common Stock") of Applied Spectrum (the "Exchange").

B. Applied Spectrum has offered for sale (the "Offering") certain shares of Common Stock (the "Shares") and attached warrants ("Warrants") to purchase shares of common stock (the "Securities") in accordance with that certain Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement"), by and among Applied Spectrum, Ever Leader and the investors signatory thereto (the "Investors"), in connection with and conditioned upon the consummation of the Exchange and certain other conditions set forth in the Securities Purchase Agreement.

C. Investors must have funded a minimum of $10,000,000 aggregate gross proceeds for the Securities (the “Minimum Amount”) into the Escrow Account (as defined below) in order to close the offering of the Securities (the “Offering”) on or prior to November 30, 2006; provided that such termination date may be extended by mutual agreement of Ever Leader, the Company and the Investor Agent by notice to the Escrow Agent until December 31, 2006.

D. Ever Leader, the Company and the Investor Agent propose to establish an escrow account (the “Escrow Account”), to hold the Purchase Price (as defined in the Securities Purchase Agreement) from each investor (the “Subscription Funds”), and the Escrow Agent is willing to act as escrow agent for the Offering and to establish an account into which the Subscription Funds received by the Escrow Agentin accordance with the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Ever Leader, the Company, the Investor Agent and the Escrow Agent hereby agree as follows:

1.  Information Sheet. Certain information regarding the Company, Ever Leader, the Investor Agent, the fees payable to the Escrow Agent, the terms of the Offering and time periods relevant to this Agreement is set forth on the information sheet which is attached to this Agreement as Exhibit A and is incorporated by reference herein and made a part hereof (the “Information Sheet”).

2.  Establishment of the Escrow Account.

2.1  The Escrow Agent shall establish a non-interest-bearing bank account at the branch of the Escrow Agent selected by the Escrow Agent, and bearing the title set forth on the Information Sheet (the “Escrow Account”). The purpose of the Escrow Account is for (a) the deposit of all Subscription Funds which are received by the Escrow Agent by check or wire transfer from prospective purchasers of the Securities, (b) the holding of amounts of Subscription Funds which are collected through the banking system and (c) the disbursement of collected Subscription Funds, all as described herein.

2.2  On or before the date of the initial deposit in the Escrow Account pursuant to this Agreement, the Investor Agent shall notify the Escrow Agent of the date of the commencement of the Offering (the “Effective Date”), and the Escrow Agent shall not be required to accept any amounts for credit to or deposit in the Escrow Account prior to its receipt of such notification.

2.3 The “Offering Period,” which shall be deemed to commence on the Effective Date, shall continue until the date set forth on the Information Sheet. The Offering Period shall be extended by the written agreement of Ever Leader, the Company and the Investor Agent (an “Extension Period”) only if the Escrow Agent shall have received written notice thereof signed by Ever Leader, the Company and the Investor Agent prior to the expiration of the Offering Period. The Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Offering Period, shall expire on the date set forth on the Information Sheet. The last day of the Offering Period, or the last day of the Extension Period (if the Escrow Agent has received written notice thereof as herein above provided), is referred to herein as the “Termination Date”. Except as provided in Section 4.3 hereof, after the Termination Date, the Escrow Agent shall not accept any additional amounts representing payments by prospective purchasers.

3.  Deposits to the Bank Account.

3.1  Subscription Funds from prospective investors shall be delivered to the Escrow Agent by check or wire transfer in accordance with the delivery or wire transfer instructions set forth on the Information Sheet. The Investor Agent and the Company shall promptly deliver to the Escrow Agent any Subscription Funds which they may receive from a prospective Investor. Upon the Escrow Agent’s receipt of such Subscription Funds, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “Keating - Ever Leader Escrow Account.” Any check payable other than as required by the immediately preceding sentence shall be returned to the Investor Agent by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement. If the Investor Agent rejects the subscription of any prospective investor, the Investor Agent shall notify the Escrow Agent of such rejection, and the Escrow Agent shall promptly refund to such prospective Investor the amount of payments received from such prospective investor which is then held in the Fund or which thereafter clears the banking system, without interest thereon or deduction therefrom, by drawing a check on the Escrow Account for the amount of such payments made payable to the prospective investor and delivering the check to the Investor Agent for delivery to the prospective investor.

3.2  Promptly after receiving Subscription Funds as described in Section 3.1, the Escrow Agent shall deposit the same into the Escrow Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts”. The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system.

3.3  The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check or wire, except during the Escrow Agent’s regular business hours.

3.4  Only those Escrow Amounts which have been deposited in the Escrow Account and which have cleared the banking system and have been collected by the Escrow Agent are herein referred to as the “Fund.”

3.5  If the Escrow Agent receives a written notice signed by Ever Leader, the Company and the Investor Agent stating that the Offering has been terminated prior to the Termination Date, the Escrow Agent shall refund any portion of the Fund that has not been disbursed in accordance with Article 4 hereof to the prospective Investors as provided in Section 4.1.

3.6 The parties acknowledge and understand that amounts in the Fund in excess of $100,000 will not be insured by the Federal Deposit Insurance Corporation. The Company and the Investor Agent have advised all potential Investors of the foregoing.

3.7 In no event shall the Escrow Agent be required to receive, retain or otherwise handle subscription documents or other information relating to the Offering and any such information shall be returned to the Investor Agent promptly upon receipt by the Escrow Agent.

4.  Disbursement from the Bank Account.

4.1 Subject to Section 4.3 below, if by the close of regular banking hours on the Termination Date the Escrow Agent determines that the amount in the Fund is less than the Minimum Amount, as indicated by the amount funded into the Escrow Account at such time, then, the Escrow Agent shall promptly refund to each prospective Investor the amount of payment received from such prospective investor which is then held in the Fund or which thereafter clears the banking system, without interest thereon or deduction therefrom, by drawing a check on the Escrow Account for the amount of such payments made payable to the prospective investor and delivering the check to the Investor Agent for delivery to the prospective investor. In such event, the Escrow Agent shall promptly notify Ever Leader, the Company and the Investor Agent of its distribution of the Fund.

4.2  Subject to Section 4.3 below, if at any time prior to the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount of the Fund equals or exceeds the Minimum Amount, the Escrow Agent shall promptly notify Ever Leader, the Company and the Investor Agent of such fact. Upon receipt of a joint written instruction letter by Ever Leader, the Company and the Investor Agent that the conditions to closing of the Offering has been met and providing instructions as to the disbursement of the Fund, the Escrow Agent shall promptly disburse such amounts from the Fund, by drawing checks or initiating wire transfers from the Escrow Account, in accordance with all written instructions signed by Ever Leader, the Company and the Investor Agent.

4.3  This Section 4.3 applies only if a Collection Period has been provided for by the appropriate indication on the Information Sheet. If the Escrow Agent has received at the close of business on the Termination Date any Subscription Amounts which have not yet been deposited into the Escrow Account or which have not yet cleared the banking system and which, when added to the Fund, would cause the amount of the Fund to equal or exceed the Minimum Amount, the “Collection Period” (consisting of the number of business days set forth on the Information Sheet) shall be utilized to allow such amounts to be deposited and to clear the banking system. During the Collection Period, the Investor Agent (and the Company) shall not deposit, and the Escrow Agent shall not accept, any additional Subscription Funds; provided, however, that such amounts as were received by the Investor Agent (or the Company) by the close of business on the Termination Date may be deposited with the Escrow Agent by noon of the next business day following the Termination Date and shall be deemed to have been received by the Escrow Agent prior to the close of business on the Termination Date. If, at the close of business on the last day of the Collection Period, the amount of the Fund, after the addition of amounts that cleared the banking system during the Collection Period, is less than the Minimum Amount, the Escrow Agent shall promptly notify Ever Leader, the Company and the Investor Agent of such fact and shall promptly return all amounts then in the Fund, and any amounts which thereafter clear the banking system, to the prospective Investors as provided in Section 4.1 hereof.

4.4  Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of disbursements made by the Escrow Agent exceed the amount of the Fund.

4.5 Escrow Agent agrees to prohibit any debit transactions and/or debit items from posting to the Escrow Account prior to disbursement of the Fund.

5.  Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1 The Escrow Agent acts only as an agent and a depository in accordance with the express terms and conditions of this Agreement and is not a party to or bound by any agreement or undertaking other than this Agreement unless such agreement or undertaking is in writing and signed by the Escrow Agent. If this Agreement is in conflict with the terms and conditions of any other agreement to which Ever Leader, the Company or the Investor Agent is a party or which otherwise relates to the Exchange or the Offering, the terms and conditions set forth herein are controlling.

5.2  The Escrow Agent shall notify the Investor Agent of all Escrow Amounts which have been deposited in the Escrow Account as and when received by the Escrow Agent. The Escrow Agent shall make Escrow Account balance, deposit and disbursement information available to the Investor Agent via the Internet.

5.3  The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the selling agreement or any other agreement between the Investor Agent, the Company and Ever Leader, nor shall the Escrow Agent be responsible for the performance by the Investor Agent, the Company or Ever Leader of their respective obligations under this Agreement.

5.4  The Escrow Agent shall not be required to keep records of any information with respect to payments deposited by the Investor Agent, Company or prospective Investors except as to the amount of such payments.

5.5 The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

5.6 In the event of any disagreement or presentation of adverse claims or demands in connection with this Agreement, the Escrow Agent, at its option, may refuse to comply with any claim or demand and refrain from delivering the Fund or any part thereof until all differences have been resolved by agreement or pursuant to a final adjudication by a court of competent jurisdiction. If any disagreement arises or results in adverse demands being made in connection with this Agreement, the Escrow Agent may interplead the Fund, less its fees, expenses, and advances, in the District Court for the City and County of Denver, State of Colorado. Escrow Agent shall then be fully discharged of its duties as Escrow Agent. The undersigned, for themselves, heirs, successors and assigns, do hereby submit themselves to the jurisdiction of said court and do hereby appoint the Clerk of said Court as their agent for service of process in any such proceedings.

5.7  The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in reasonable reliance upon the advice of such counsel.

5.8 In case any property held by the Escrow Agent hereunder shall be attached, garnished or levied upon under any order of any court or the delivery thereof shall be stayed or enjoined by any order of any court, or any other order, judgment or decree shall be made or entered by any court affecting such property or any part thereof or any acts of the Escrow Agent, the Escrow Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments, or decrees so entered or issued, whether with or without jurisdiction, and, if the Escrow Agent obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto, their successors, heirs or personal representatives or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated.

5.9 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.
6. Amendment; Resignation or Removal of Escrow Agent; Successor Escrow Agent.

6.1 This Agreement may be altered or amended only with the written consent of Ever Leader, the Company, the Investor Agent and the Escrow Agent.

6.2 The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to Ever Leader, the Company and the Investor Agent specifying a date when such resignation shall take effect and upon delivery of the Fund to the successor escrow agent designated by Ever Leader, the Company or the Investor Agent in writing. Such successor escrow agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If Ever Leader, the Company or the Investor Agent fails to designate a successor Escrow Agent within thirty (30) days after such notice, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective Investor, without interest thereon or deduction. Subject to the preceding sentence, the Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Fund. Ever Leader, the Company and the Investor Agent shall have the right at any time to remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Fund as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by Ever Leader, the Company and the Investor Agent for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

6.3 Any corporation or association into which the Escrow Agent may be merged or to which all or substantially all of the Escrow Agent’s corporate trust line of business may be transferred shall become the Escrow Agent under this Agreement without further act upon notice to Ever Leader, the Company and the Investor Agent.

7.  Representations and Warranties. Ever Leader, the Company and the Investor Agent hereby severally represent and warrant to the Escrow Agent that:

7.1  No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.
7.2  No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

7.3 The [Subscription Information] submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Securities set forth in such Subscription Information.

7.4  All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

7.5 Reasonable controls have been established and required due diligence performed to comply with "Know Your Customer" regulations, USA Patriot Act, Office of Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.

8.  Fees and Expenses. Ever Leader, the Company and the Investor Agent jointly and severally agree to pay the Escrow Agent the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein and to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.

9.  Indemnification and Contribution.

9.1  Ever Leader, the Company and the Investor Agent (collectively referred to as the “Indemnitors”) jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees and amounts paid in settlement (collectively referred to as “Losses”), which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, except to the extent such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

9.2  To the extent the indemnification provided for in Section 9.1 is unavailable to an Indemnitee or insufficient in respect of any Loss of such Indemnitee, then each Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Loss (a) in such proportion as is appropriate to reflect the relative benefits received by the Indemnitors, on the one hand, and the Indemnitee or Indemnitees, on the other, from the Offering or (b) if the allocation provided by clause (a) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative fault of the Indemnitors, on the one hand, and the Indemnitee or Indemnitees, on the other, in connection with the action, claim or proceeding that resulted in such Losses. The aggregate amount which the Indemnitees shall be required to contribute in respect of all such Losses shall not exceed the Escrow Agent Fees actually received by the Escrow Agent pursuant to this Agreement.

9.3  The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10. Termination of Agreement. This Agreement shall terminate on the final disposition of the Fund pursuant to Section 4, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 9 shall survive the termination hereof and the resignation or removal of the Escrow Agent.

11.  Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of Colorado by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.  Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service, and addressed, if to Ever Leader, the Company or the Investor Agent, at their respective addresses set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Downtown Banking Center - Escrow Department.

13.  Assignment. The covenants and provisions of this Agreement by or for the benefit of the Company, Ever Leader, the Investor Agent and the Escrow Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder. Any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

15.  Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

16.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

17. Third Party Beneficiaries. The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

STEELE STREET STATE BANK

By:	/s/ Brian Wilkinson
Name: Brian Wilkinson
Title: President, Denver office

APPLIED SPECTRUM TECHNOLOGIES, INC.

By:	/s/ Kevin R. Keating
Name: Kevin R. Keating
Title: President

EVER LEADER HOLDINGS LIMITED

By:	/s/ Yiqing Wan
Name: Yiqing Wan
Title: Director

KEATING SECURITIES, LLC

By:	/s/ Kyle L. Rogers
Name: Kyle L. Rogers
Title: Partner